Exhibit 10.2

EXECUTION COPY

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is effective as of February 11, 2019 (the “Effective Date”), by and between Bristow Group Inc., a Delaware corporation (the “Company”), and Jonathan E. Baliff (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of September 12, 2010 (the “Employment Agreement”); and

WHEREAS, Executive and the Company have agreed that Executive will retire from officer positions and separate from employment with the Company and its affiliates and subsidiaries under certain terms herein set forth, and the Company desires to retain Executive’s consulting services through the Consulting Period (as defined below); and

WHEREAS, in consideration of the mutual promises contained herein, Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company voluntarily enters into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:

1.    Employment as Officer. During the period beginning on the Effective Date and ending on February 28, 2019 or such earlier termination of Executive’s employment with the Company and its subsidiaries and affiliates (the “Resignation Date”), Executive shall continue to serve as Chief Executive Officer of the Company and will continue to receive his base salary and employee benefits as in effect on the date of this Agreement.

2.    Retirement and Resignation from Officer and Director Positions. Effective immediately upon the Resignation Date, Executive hereby resigns from his position as Chief Executive Officer of the Company and any and all director, manager and other officer (or equivalent) positions he holds with the Company and its subsidiaries and affiliates. Executive agrees to take any and all further acts necessary to accomplish these resignations.

3.    Payments and Benefits as a Result of Termination. Effective upon the Resignation Date, Executive will become entitled to the following benefits, subject to Executive’s execution on or after the Resignation Date and non-revocation during the applicable revocation period (or in the event of Executive’s death or disability, execution and non-revocation by the estate or representative of Executive) of a release of claims (the “Release”) in the form attached to this Agreement as Exhibit A (the “Release Conditions”):

(a)    Severance Payment. Executive shall receive a lump sum cash payment of $1,442,000, less applicable tax withholdings, within seven (7) days following satisfaction of the Release Conditions.

(b)    Annual Bonus. Executive shall receive a lump sum cash payment (less applicable tax withholdings) in satisfaction of the annual bonus with respect to the Company’s fiscal year ending March 31, 2019, equal to the product obtained by multiplying (a) $721,000 by (b) a fraction (i) the numerator of which is the number of days from and including April 1, 2018 through the Resignation Date, and (ii) the denominator of which is 365 (the “2019 Bonus”) within seven (7) days following satisfaction of the Release Conditions.

(c)    Restricted Stock Units and Options.

(i)    All outstanding Company restricted stock units and options to purchase shares of Company stock, in each case that were granted prior to June 12, 2017, shall fully vest upon satisfaction of the Release Conditions.

(ii)    Subject to the Consulting Period (as defined below) not being terminated by the Company for Cause (as defined in the Employment Agreement) or by Executive without Good Reason (as defined below) and Executive’s compliance with Section 8 of this Agreement, in each case through the applicable vesting dates:

(A)    options to purchase 43,503 shares of Company stock scheduled to vest on June 5, 2019 shall vest on June 5, 2019;

(B)    options to purchase 102,190 shares of Company stock scheduled to vest on June 12, 2019 shall vest on June 12, 2019;

(C)    74,502 Company restricted stock units scheduled to vest on June 12, 2020 shall vest on June 12, 2020; and

(D)    23,927 Company restricted stock units scheduled to vest on June 5, 2021 shall vest on June 5, 2021.

(iii)    Except as provided in the immediately preceding clauses (i) and (ii), Executive shall forfeit all Company equity awards that are unvested as of the Resignation Date.

(iv)    Executive shall have until the end of the applicable option term to exercise any options to purchase shares of Company stock that are vested as of the Resignation Date or that vest pursuant to the terms of this Agreement.

(d)    Performance Cash Awards. Upon satisfaction of the Release Conditions, Executive shall vest in any unvested performance cash awards that were granted prior to June 12, 2017, based on the achievement of target performance. All other performance cash awards will be forfeited.

(e)    COBRA Coverage. Subject to Executive’s timely COBRA election, the Company shall reimburse Executive for up to thirty-six (36) months of the cost of COBRA coverage for Executive, his spouse and his eligible dependents on the Resignation Date based on the level of coverage that is in effect for Executive and his eligible dependents as of the Resignation Date. The COBRA coverage period will begin on the first (1st) of the month following the Resignation Date.

(f)    Outplacement Benefits. The Company shall provide Executive with outplacement services through a provider selected by Executive for a period of up to twelve (12) months following the termination of the Consulting Period. Executive must initiate the outplacement services and have the terms of the outplacement services approved by the Company within sixty (60) days following the termination of the Consulting Period.

(g)    Effect on Compensatory Arrangements and Duplication of Benefits. Executive acknowledges that the payments and benefits to which he becomes entitled pursuant to this Section 3 and Section 5 of this Agreement shall not be considered in determining his benefits under any other plan, agreement, policy or arrangement of the Company and its affiliates. The payments and benefits provided under this Section 3 and Section 4 of this Agreement shall be in full satisfaction of the obligations of the Company and its affiliates to Executive under the Management Severance Benefits Plan for U.S. Employees, effective as of June 4, 2014, as amended (the “Severance Plan”), the Employment Agreement, Executive’s equity award agreements or any other plan, agreement, policy or arrangement of the Company and its affiliates upon the Resignation Date, and in no event shall the Executive be entitled to severance or other termination pay or benefits beyond those specified in this Section 3.

(h)    The Company shall reimburse Executive for the reasonable, documented attorneys’ fees he incurred in connection with the negotiation of the terms of this Agreement, determined in accordance with such attorneys’ standard hourly rates, subject to a cap of $20,000, within seven (7) days of his submitting an invoice for such fees. All such fees must be submitted within ten (10) business days following the Effective Date to be eligible for reimbursement pursuant to this Section 3(h).

4.    Deferred Compensation Plan. Executive’s balance under the Bristow Group Inc. Deferred Compensation Plan, as amended and restated effective as of August 1, 2008 shall be paid to Executive on the first business day occurring on or after the date that is six (6) months after the Resignation Date.

5.    Consulting Services.

(a)    Consulting Period. During the period beginning on the Resignation Date and ending on June 30, 2019 or such earlier date determined pursuant to Section 5(d) of this Agreement (the “Consulting Period”), Executive shall serve as an independent contractor to the Company and shall perform consulting services on behalf of the Company. During the Consulting Period, Executive will make himself available to the Company for up to thirty-two (32) hours per month and will perform such duties as reasonably requested by the Interim President, Chief Executive Officer (the “CEO”), once a successor is named, or the Chairman of the Board of Directors of the Company (the “Board”). Such duties are anticipated to relate to CEO transition and certain business development activities in the European hub; provided that Executive shall have no policy-making duties or authorities during the Consulting Period.

(b)    Consulting Fee. During the Consulting Period, Executive shall be remunerated at the rate of $30,000 per month, payable in arrears in monthly installments. If the Company terminates the Consulting Period without Cause or the Executive terminates the Consulting Period without Good Reason prior to June 30, 2019, Executive will be entitled to the monthly fee that Executive would have been entitled to if the Consulting Period had continued through June 30, 2019, which will be payable in arrears at the completion of each month remaining in the Consulting Period.

(c)    Expenses. During the Consulting Period, Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by Executive in the performance of his services to the Company in accordance with the policies of the Company in effect from time to time.

(d)    Termination of Consulting Period. Except as otherwise provided in Section 5(b) of this Agreement and except for the payment of any consulting fees in respect of services provided prior to the termination date, the Consulting Period shall terminate and each party’s obligation to the other under this Section 5 shall cease upon the termination of Executive’s services by the Company or Executive for any reason.

(e)    Independent Contractor. Executive understands that Executive’s relationship with the Company shall be that of an independent contractor and Executive shall not be considered an employee of the Company for tax purposes or for any other purposes whatsoever. Executive specifically understands and agrees that Executive will not be entitled to, nor be eligible to participate in, any benefits or privileges offered or given by the Company or any of its affiliates to their respective employees as a result of the relationship established by this consulting arrangement. Executive agrees that during the Consulting Period Executive will not be an agent of the Company or any of its affiliates, and that Executive will have no authority, implied or actual, to act on behalf of the Company or any of its affiliates or to enter into any agreement that would bind either the Company or any of its affiliates.

(f)    Federal, State, and Local Taxes. Federal, state, and local income tax and payroll tax of any kind shall not be withheld or paid by the Company on Executive’s behalf. Executive understands that Executive is responsible to pay income taxes according to law. Executive further understands that Executive may be liable for self-employment (social security) tax to be paid by Executive according to law.

(g)    Good Reason. “Good Reason” shall mean, in the absence of Executive’s consent, (i) a material failure by the Company to comply with any of the material provisions set forth in Sections 3 – 5 of this Agreement, other than (A) an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive, or (B) to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, (ii) the relocation of Executive’s job to a location more than fifty (50) miles from the location on the Effective Date that creates an unreasonable and material burden on Executive or Executive’s spouse and children (if any), or (iii) any action or inaction by any member of the Board, the Chief Executive Officer or the President, in connection with the business of the Company, which (A) causes Executive to be named as a party in a Proceeding for which the Company does not provide Director’s and Officer’s Insurance coverage for Executive or indemnification of Executive pursuant to the Certificate of Incorporation and Bylaws of the Company, or (B) requires or could reasonably be expected to require Executive to commit in connection with the discharge of Executive’s duties to the Company (1) malfeasance, fraud, or dishonesty, or (2) a willful and material violation of Company policies or U.S. laws and regulations (including SEC rules and regulations) or accounting and auditing rules and regulations generally known as U.S. generally accepted accounting principles and U.S. generally accepted auditing standards, or (3) any conduct that could reasonably be expected to result in an indictment or formal charge under the laws of the United States or any political subdivision thereof for a felony or a misdemeanor involving moral turpitude.

6.    Release. If Executive has not delivered to the Company an irrevocable Release executed by or on behalf of Executive on or before the thirtieth (30th) day after the Resignation Date, Executive shall have no rights to the payments and benefits set forth in Sections 3(a) – 3(f) hereof.

7.    No Change of Control. Executive acknowledges and agrees that there are no pending transactions that would constitute a “Change of Control” or similar term under any Company benefit plans or agreements that are applicable to Executive as of the Effective Date, including but not limited to: the Severance Plan, the Employment Agreement and Executive’s equity award agreements.

8.    Covenants. Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 8 and that Executive’s breach of the provisions of this Section 8 could materially damage the Company.

(a)    Confidential Information. The Company will provide and has provided its confidential and trade secret information to Executive, and Executive agrees to hold in a fiduciary capacity for the benefit of the Company and any entity controlled by, controlling or under common control with the Company (the “Affiliated Group”), all Confidential Information (as defined below). Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive’s employment with the Company and the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or governmental inquiry or as such disclosure or use may be required in the course of Executive performing Executive’s duties and responsibilities as an employee, director or consultant. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or governmental inquiry or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Company and the Affiliated Group may seek an appropriate protective order or other appropriate remedy. Executive shall reasonably cooperate with the Company and the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, then unless the Company waives compliance with the provisions hereof, Executive shall disclose only that portion of the confidential or proprietary information which Executive is advised by counsel in writing (either Executive’s or the Company’s) that Executive is legally required to so disclose. Upon Executive’s termination of employment with the Company and the Affiliated Group for any reason and the termination of the Consulting Period, Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company and the Affiliated Group or containing any trade secrets relating to the Company and the Affiliated Group or that Executive uses, prepares or comes into contact with during the course of Executive’s employment with the Company and the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. For purposes of this Agreement, “Confidential Information” shall mean any and all secret or confidential information, knowledge or data relating to the Company and the Affiliated Group and their businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that Executive obtains during Executive’s employment by the Company and the Affiliated Group that is not public knowledge.

(b)    Work Product and Inventions. The Company and/or its nominees or assigns shall own all right, title and interest in and to the Developments (as defined below), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by Executive (alone or jointly with others) during Executive’s employment with the Company and the Affiliated Group, and arising from or relating to such employment or the business of the Company or of other member of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or of other members of the Affiliated Group or otherwise). Executive shall promptly and fully disclose to the Company and to no one else all Developments and hereby assigns to the Company without further compensation all right, title and interest Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that Executive has not acquired and shall not acquire any rights during the course of Executive’s employment with the Affiliated Group or thereafter with respect to any Developments. For purposes of this Agreement, “Developments” shall mean any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know-how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever.

(c)    Non-Solicitation of Affiliated Group Employees. Executive shall not, at any time during the Restricted Period (as defined below), other than in the ordinary exercise of Executive’s duties while employed by the Company, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve (12) months, an employee, representative, officer or director of the Company or any member of the Affiliated Group. Further, during the Restricted Period, Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with the Company or any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which Executive is a part will not constitute solicitation or recruitment.

(d)    Non-Competition. In consideration of the Company’s promise to provide Executive with the confidential and trade secret information of the Company, Executive agrees as follows:

(i)    Areas Other Than Louisiana. Except with respect to competition in the State of Louisiana, or with respect to competition in or above the waters off the State of Louisiana in the areas specified in subparagraph (B) of Section 8(d)(ii) of this Agreement, during the Restricted Period, Executive shall not, either directly or indirectly, compete with the business of the Company anywhere in the world where the Company or any member of the Affiliated Group conducts business by (A) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than two (2)-percent shareholder of a publicly traded corporation or as a less than five (5)-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (B) soliciting, servicing or accepting the business of (1) any active customer of the Company or any member of the Affiliated Group or (2) any person or entity who is or was at any time during the previous twelve (12) months a customer of the Company or any member of the Affiliated Group; provided that such business is competitive with any significant business of the Company or any member of the Affiliated Group.

(ii)    Louisiana. With respect to competition in the State of Louisiana, or with respect to competition in or above the waters specified in subparagraph (B) of this Section 8(d)(ii):

(A)    Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group, or from soliciting customers of the business of the Company or any member of the Affiliated Group, within the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period; and

(B)    Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group or from soliciting customers of the business of the Company or any member of the Affiliated Group in or above the waters of the Gulf of Mexico adjacent to the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard,

Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period.

(C)    All non-capitalized terms in subparagraphs (A) and (B) of this Section 8(d)(ii) are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La. R.S. 23:921.C. Subject to and only to the extent not inconsistent with the foregoing sentence, the parties understand the following phrases to have the following meanings:

(1)    The phrase “carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group” includes engaging, as principal, agent, trustee or through the agency of any corporation, partnership, association or agent or agency, in any business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group or being the owner (except as a less than two (2)-percent shareholder of a publicly traded corporation or as a less than five (5)-percent shareholder of a corporation that is not publicly traded) of any interest in any corporation or other entity, or an officer, director or employee of any corporation or other entity (other than the Company or any member of the Affiliated Group), or a member or employee or any partnership, or an owner or employee of any other business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group. Moreover, the term also includes: (I) directly or indirectly inducing any current customers of the Company or any member of the Affiliated Group to patronize any offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group; (II) canvassing, soliciting or accepting any offshore oil and gas helicopter service business of the type conducted by the Company or any member of the Affiliated Group; (III) directly or indirectly requesting or advising any current customers of the Company or any member of the Affiliated Group to withdraw, curtail or cancel such customer’s offshore oil and gas helicopter service business with the Company or any member of the Affiliated Group; or (IV) directly or indirectly disclosing to any other person, firm, corporation or entity, the names and addresses of any of the current customers of the Company or any member of the Affiliated Group. In addition, the term includes, directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries to accept employment with Executive or with such person, firm association, corporation or other entity.

(2)    The phrase “a similar business to the business of the Company or any member of the Affiliated Group” means an offshore oil and gas helicopter service business.

(3)    The phrase “carries on a like business” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.

(D)    Notwithstanding any other provision of this Agreement, Section 8(d)(ii) of this Agreement shall not apply with respect to any geographic area outside of the geographic territory expressly set forth in this Section 8(d)(ii).

(iii)    For purposes of this Agreement, “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the Company or any member of the Affiliated Group as of the Resignation Date (or any material or significant business that is or was actively pursued as of the Resignation Date that the Company or any member of the Affiliated Group enters into during the Restricted Period).

(e)    Restricted Period. For purposes of this Agreement, “Restricted Period” shall mean the period beginning on the Effective Date and ending on the date that is twenty-four (24) months following the Resignation Date.

(f)    Non-Disparagement. Executive agrees to refrain from any disparaging comments about the Company or any of its affiliates (including any current or former officer, director or employee of the Company). The Company agrees that it will instruct its current officers, members of its Board and executive-level employees not to make any oral or written negative, disparaging or adverse statements or representations of or concerning Executive, his performance at the Company or professional reputation to third parties. Nothing in this Section 8(f) shall (i) apply to or restrict the disclosure of truthful information by either party to any state or federal law enforcement agency if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), (ii) prohibit Executive’s exercise of any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934), or (iii) prevent the Company from issuing any press releases or public filings announcing Executive’s retirement as contemplated under this Agreement and his replacement with a new Chief Executive Officer, and any announcements regarding strategies of the Company that could reasonably be viewed as a departure from strategies previously supported by Executive. For the avoidance of doubt, neither party will be in breach of the covenants contained in this Section 8(f) solely by reason of testimony which is compelled by process of law.

(g)    Assistance. Executive agrees that during and after Executive’s employment by the Company, upon request by the Company, Executive will assist the Company and the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against the Company and/or any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a

“Proceeding”), and will assist the Company and the Affiliated Group in the prosecution of any claims that may be made by the Company and/or any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to Executive’s employment or the period of Executive’s employment by the Company. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company and/or any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against the Company and/or any member of the Affiliated Group with respect to such investigation. Executive agrees to fully and completely cooperate with any investigations conducted by or on behalf of the Company and for any member of the Affiliated Group from time to time. The Company agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees, and shall pay a reasonable per diem fee for Executive’s service. In addition, Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 8(g) shall be at mutually agreed to and convenient times.

(h)    Remedies. Executive acknowledges and agrees that the terms of this Section 8: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and Confidential Information. Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of this Section 8 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable, Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

9.    Termination for Cause; Without Good Reason. In the event of Executive’s termination of employment with the Company by the Company for Cause or by Executive without Good Reason prior to the Resignation Date, this Agreement shall be null and void and Executive’s rights upon such termination of employment shall be governed by any plans and agreements applicable to Executive.

10.    Miscellaneous.

(a)    Dispute Resolution. In the event of any dispute or controversy relating to or arising under this Agreement, including any challenges to the validity hereof, the parties hereto mutually consent to the exclusive jurisdiction of the state courts in the State of Texas and of the federal courts within Texas. In the event any of the provisions of this Agreement or the application of any such provisions to the parties hereto with respect to their obligations, shall be held by a court of competent jurisdiction to be contrary to the laws of the State of Texas or federal law, the remaining provisions of this Agreement shall remain in force and effect. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT SUCH PARTY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

(b)    Governing Law. This Agreement is entered into under, and shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(c)    Entire Agreement. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes the Employment Agreement (except to the extent the Employment Agreement is specifically incorporated herein by reference) and any other prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d)    Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(e)    Tax Withholding; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (i) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (ii) all other normal deductions made with respect to the Company’s employees generally.

(f)    Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

(g)    Severability. It is the desire of the parties hereto that this Agreement (including the provisions of the Employment Agreement and other arrangements incorporated by reference herein) be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then-applicable law.

(h)    Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(i)    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

(j)    Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(k)    Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(l)    Section 409A.

(i)    Interpretation. Each payment under this Agreement is intended to be (1) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (2) compliant with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly.

(ii)    Separation from Service. Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Resignation Date. As of the Resignation Date, the parties anticipate that the level of Executive’s services to the Company and its affiliates will permanently decrease and will not exceed twenty percent (20%) of the average level of bona fide services performed by Executive during Executive’s employment with the Company during the thirty-six (36)-month period immediately preceding the Resignation Date. Furthermore, on and after the Resignation Date, Executive shall have no policy-making duties or authorities for or on behalf of the Company and its affiliates.

(iii)    Specified Employee. Notwithstanding any other provision in this Agreement to the contrary, on the date of Executive’s “separation from service” within the meaning of Section 409A, if Executive is a “specified employee” (as defined in Section 409A), then payments and benefits payable under this Agreement due to a “separation from service” within the meaning of Section 409A that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six (6)-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A.

(iv)    Reimbursements. All expenses eligible for reimbursement under any plan, policy or agreement with Executive shall be paid to Executive promptly, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred. Furthermore, the expenses incurred by Executive in any calendar year that are eligible for reimbursement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement, and Executive’s right to receive any reimbursement shall not be subject to liquidation or exchange for any other benefit.

(v)    Separate Payments, etc.. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

(m)    No Duty to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.

COMPANY

By:	/s/ Mary I. Wersebe	Date: February 11, 2019
Name:	Mary I. Wersebe
Title:	Vice President

EXECUTIVE

/s/ Jonathan E. Baliff		Date: February 11, 2019
Jonathan E. Baliff

[Execution Page to Retirement and Consulting Agreement]

EXHIBIT A

RELEASE

Pursuant to the terms of the Retirement and Consulting Agreement effective as of February 11, 2019, between Bristow Group Inc. (the “Company”) and me (the “Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, JONATHAN E. BALIFF, do freely and voluntarily enter into this RELEASE (the “Release”), which shall become effective and binding on the eighth day following my signing this Release as provided herein (the “Waiver Effective Date”). It is my intent to be legally bound, according to the terms set forth below.

In exchange for the rights and benefits provided to me pursuant to Section 3 of the Agreement, I hereby agree and state as follows:

1.    I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge the Company, its predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with the Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§ 1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims under the Agreement or that may arise after this Release is signed by me. Moreover, this Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding;

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however, by signing this Release I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s by-laws and/or pursuant to any other agreements or policies in effect prior to the effective date of my termination of employment or service to the Company, which shall continue in full force and effect, in accordance with their terms, following the Waiver Effective Date.

2.    I forever waive and relinquish any right or claim to reinstatement to active employment or service with the Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that the Company has no obligation to rehire or return me to active duty or service at any time in the future.

3.    I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-recruitment, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Agreement.

4.    I hereby acknowledge and affirm as follows:

(a)    I have been advised to consult with an attorney prior to signing this Release.

(b)    I have been extended a period of 21 days in which to consider this Release.

(c)    I understand that for a period of seven days following my execution of this Release, I may revoke the Release by notifying the Company, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked this Release, it shall then become effective and enforceable.

(d)    I acknowledge that I have received payment for all wages and other compensation due at the time of my employment and service termination, including any reimbursement for any and all business related expenses.

(e)    I certify that I have returned all property of the Company, including but not limited to, keys, credit and fuel cards, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

(f)    I have carefully read the contents of this Release and I understand its contents. I am executing this Release voluntarily, knowingly, and without any duress or coercion.

5.    I acknowledge that this Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

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6.    In the event that any provision of this Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

7.    I hereby declare that this Release and the Agreement constitute the entire and final settlement between me and the Company, superseding any and all prior agreements, and that the Company has not made any promise or offered any other agreement, except those expressed in this Release and the Agreement, to induce or persuade me to enter into this Release.

8.    I understand that in order to be effective this Release must be executed by me, without subsequent revocation, and delivered to the Company such that the Waiver Effective Date occurs on or before the date that is thirty (30) days after the Resignation Date, as prescribed in the Agreement.

IN WITNESS WHEREOF, I have signed this Release on the          day of             , 2019.

Jonathan E. Baliff

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